Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2013 Long-Term Incentive Plan of UCP, Inc. of our report dated May 21, 2013, related to the financial statement of UCP, Inc. as of May 7, 2013 (date of formation), and contained in Registration Statement No. 333-187735 of UCP, Inc. on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

July 22, 2013